NEWS
RELEASE

2005-05

FOR IMMEDIATE RELEASE
Contact: Julie Edwards
713-688-9600 x120

FRONTIER OIL ANNOUNCES 2-FOR-1 STOCK SPLIT
AND INCREASE OF QUARTERLY CASH DIVIDEND BY 33%

HOUSTON, TEXAS, April 15, 2005 - The Board of Directors of Frontier Oil Corporation (NYSE: FTO) approved a 2-for-1 stock split by means of a stock dividend on the Company’s common stock. Effective with the stock split, the Board also approved an increase in the regular quarterly dividend to $0.16 per share annually from the current split-adjusted level of $0.12 per share annually, an increase of 33%. The increased quarterly dividend would be paid at the rate of $0.04 per share on a post-split basis ($0.08 per share on a pre-split basis). The split, and subsequent dividend increase, is subject to shareholder approval of an amendment to Frontier’s articles of incorporation to increase the number of authorized shares of common stock from 50 million to 90 million at a special shareholders’ meeting scheduled for May 23, 2005.

The record date for the May 23, 2005 special shareholders’ meeting will be April 25, 2005 and if the increase in authorized shares is approved at the special meeting, the record date for the first dividend at the increased rate will be June 24, 2005.

The Board of Directors also agreed to review its dividend policy, including the opportunity to make special dividends, at least semi-annually.

Frontier’s Chairman, President, and CEO, James Gibbs commented, “Frontier remains committed to returning value to our shareholders as efficiently as possible. Although we have considerable capital expenditure requirements in 2005, our year-end cash balance was over $124 million and we continue to generate excess free cash flow. We are very enthusiastic about the outlook for the Company.”

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 46,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its web site www.frontieroil.com.

This news release includes forward-looking statements concerning the Company. These may include statements of plans or objectives for future operations, statements about future economic performance or assumptions or estimates. The accuracy of these forward-looking statements is subject to a wide range of business risks and changes in circumstances that are described in our reports that are filed from time to time with the Securities and Exchange Commission. Actual results and outcomes often differ from expectations.

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10000 Memorial Drive, Suite 600 Houston, Texas 77024-3411 (713) 688-9600 Fax (713) 688-0616